VANGUARD WINDSOR II FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                              EFFECTIVE MAY 1, 2006

This Addendum amends the first paragraph of section 4 of the Investment Advisory Agreement dated November 1, 1991 between Vanguard Windsor Funds (the "Trust") and Tukman Capital Management, Inc. ("Tukman," or the "Advisor") for the management of a portion of Vanguard Windsor II Fund (the "Fund"), a series of the Trust, as follows:

A.  AMENDMENT

4. COMPENSATION OF ADVISOR. For the services to be rendered by Tukman as provided in this Agreement, Windsor II shall pay to Tukman at the end of the Fund's fiscal quarters, a basic fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average daily net assets of the Tukman Portfolio for the quarter:


In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Tukman Portfolio during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

B. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

TUKMAN CAPITAL MANAGEMENT, INC.           VANGUARD WINDSOR FUNDS


Daniel Grossman                 6/9/06    John J. Brennan       6/5/06
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Signature                       Date      Signature             Date


DANIEL GROSSMAN                           JOHN J. BRENNAN
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